Exhibit 10.46

EMPLOYMENT AGREEMENT

This Employment Agreement (“the Agreement”), effective as of the 14th day of December, 2009 is between Rackspace US, Inc., a Delaware corporation (“the Company”) and Mark W. Roenigk (“the Employee”).

The Company desires to retain the services of the Employee as a Senior Vice President, Operations and Chief Operating Officer. The Employee desires to obtain an employment relationship with the Company.

NOW THEREFORE, in consideration of the promises and mutual agreements set forth below, the parties agree as follows:

1.

Position. The Employee shall be employed in the position of Senior Vice President, Operations and Chief Operating Officer commencing on or before December 14th 2009. However, the Company may change this position at any time. Unless otherwise agreed by the Company and Employee, Employee’s principal place of business with the Company shall be in San Antonio, TX, although some travel may be required of Employee.

2.	Term of Employment. The Employee acknowledges and understands that he or she is employed “at will,” meaning that he or she may be discharged for any reason not otherwise prohibited by law.

3.	Duties. During Employee’s employment with the Company, the Employee shall perform such duties as shall from time to time be delegated or assigned to him/her by the Company. Employee agrees to serve the Company in the position designated by the Company and to perform diligently and to the best of his/her abilities the duties and services pertaining to such position. In addition to duties assigned him/her by supervisors in the normal course of business, Employee shall at all times have the following duties:

(a)	Duty of Loyalty: Employee acknowledges that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interest of the Company and to do no act that would injure the business, interests, or reputation of the Company.

(b)	Duty to Report: Employee shall make full disclosure to his/her immediate supervisor of all business opportunities pertaining to the business of the Company and should not appropriate for Employee’s own benefit, business opportunities that fall within the scope of the business conducted by the Company.

(c)	Duty to Refrain from Making Derogatory Statements: Employee agrees to refrain from making verbal or written derogatory or disparaging statements about the Company and/or its management. This duty survives the termination of Employee’s employment with the Company. However, this provision in no way prohibits the Employee from reporting to the proper authorities or to the Company management any conduct that the Employee believes is illegal or unethical. Likewise, this provision does not prohibit the Employee from using any internal complaint or “Open Door” policies available at the Company.

5.	Compensation. Employee shall be compensated pursuant to the compensation scheme attached hereto as Exhibit A.

6.	Confidential Information.

(a)	Provision of Confidential Information. On the effective date of this Agreement and during the Initial Term, the Company shall, in order for the Employee to properly and effectively perform his or her job, provide the Employee with confidential business information. The Company promises to continue to provide Employee with such confidential information during the course of the Employee’s employment with the Company.

(b)	Employee to Maintain Confidentiality. The Employee acknowledges that he/she occupies a position of trust and confidence in the Company, and the Employee agrees that he/she will not, without the prior written consent of the Company, disclose or make known to any person or use for his/her own benefit or gain any confidential information of the Company. Confidential information means any information not generally disclosed or known to the trade or public concerning the Company, its business, and its customers. For purposes of this Agreement, confidential information shall include, but is not limited to, the following: (1) all information (whether maintained in the Company’s computer databases, printed reports, paper files, notes, correspondence, rolodexes however kept, personal computers, Blackberries, PDA’s, cell phones, storage media, or any place else) relating to the Company’s customers, including the identity of the Company’s customers, customer personal data information, customer contact information, customer account information and balances; (2) information relating to the Company’s vendors; (3) all information relating to the Company’s pricing, business, marketing, and sales plans, financial statements and forecasts, product plans, and competitive analysis; (4) proprietary software, data center engineering information, and customer configuration architecture and specifications; and (5) any other information that the Company designates as confidential.

(c)	Employee Work Product. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed, or acquired by Employee, individually or in conjunction with others, during Employee’s employment with the Company (whether during business hours or otherwise and whether on the premises of the Company (or otherwise) that relate to the business, customers, products, or services of the Company are the exclusive property of the Company. Moreover, all documents, data, computer files, correspondence, and notes relating in any way to the Company and/or its customers shall be the sole and exclusive property of the Company. Such information, whether deemed confidential or not, shall not be shared with, or given to, third-parties unless specifically authorized by the Company in writing.

(d)	Assignment of Employee Work Product. In this regard, Employee hereby assigns (and Employee does hereby perpetually and irrevocably assign) to the Company, or its designee, all of Employee’s right, title and interest in and to any to such Inventions, and to applications patent and copyright protection in all countries, and to any and all patent and copyright registrations granted upon such Inventions in all countries. Employee further agrees to perform, during and after employment with the Company, all acts necessary or desirable in the opinion of the Company to permit and assist it (without charge to the Company but at the expense of the Company) in transferring and vesting the full and complete right and title thereto in the Company and evidencing, perfecting, obtaining, maintaining, defending and enforcing the Company’s rights and Employee’s assignment with respect to such Inventions in any and all countries. Such acts include without limitation execution, acknowledgment and delivery of documents and assistance in legal proceedings. Employee hereby irrevocably designates and appoints the Company and its duly authorized agents as Employee’s agents and attorneys-in-fact to act for and in Employee’s behalf and stead, to execute and file any documents and to do all other lawfully permitted acts to further the above-purposes with the same legal force and effect as if executed by Employee.

(e)	Moral Rights. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as or referred to “droit moral” or as “Moral Rights.” To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Employee will confirm such waivers and consents from time to time as requested by the Company.

(f)	Other Inventions. Employee’s assignment of Inventions does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee’s own time, and a) which does not relate i) directly to the business of the Company or ii) to the Company’s actual or demonstrably anticipated research or development, or b) which does not result from any work performed by Employee for the Company.

(g)	Confidential Information of Employee’s Previous Employers. Employee is hereby advised and acknowledges that the Company does not desire to receive any confidential information in breach of Employee’s obligation to others and agrees as an Employee of the Company not to disclose to the Company or use in the performance of Employee’s duties for the Company, any confidential information in breach of any obligation to any third party. Employee represents that performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to employment by the Company. Employee represents that Employee has not entered into, and agrees not to enter into, any agreement, either written or oral, in conflict herewith or in conflict with employment with the Company.

(h)	Return of Company Property. Unless directed to do so sooner, Employee shall immediately upon his or her separation from employment return all Company property and information to the Company, including, but not limited to, all information and items described in sub-paragraphs (b) and (c) above.

7.	Non-competition. In consideration of the confidential information provided to the Employee under this Agreement as well as other good and valuable consideration, the parties agree to the following non-competition provisions. During his/her employment and for a period of twelve (12) months following the termination of Employee’s employment under this Agreement, Employee shall not, either on Employee’s own behalf or as an agent, consultant, partner, employee, owner or representative of any person or entity directly or indirectly compete with the business of the Company and its successors and assigns. Specifically, Employee shall not:

(a)	Work, as an employee, contractor, officer, owner, or director, in any business within the State of Texas that provides hosting and information technology services similar to those services provided by the Company, namely (i) provisioning, hosting, management, monitoring or maintenance of computer servers and related devices which are connected to the Internet, (ii) providing network connectivity and bandwidth, (iii) providing managed storage and backup, (iv) hosted email services, and (v) all similar related services, all of the foregoing being defined for the purposes of this Agreement as “Hosting”;

(b)	Return to work for any of the Employee’s previous employers that are in the business of “Hosting”;

(c)	Work, as an employee, contractor, officer, owner, or director, in a business that performs “Hosting” for any customers serviced or managed by Employee while he or she employed by the Company; or

(d)	Induce any employee of the Company or any of its affiliates to terminate his or her employment with the Company or any of its affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company.

Employee affirms that the geographic boundaries, scope of prohibited competition, and time duration of this Section are reasonable and necessary to maintain the value of the confidential information of the Company and to protect the goodwill and other legitimate business interests of the Company.

8.	No Interference with the Company’s Relationships. During his/her employment and for a period of twelve (12) months following the termination of Employee’s employment under this Agreement, Employee shall not, either on Employee’s own behalf or as an agent, consult, partner, employee, owner or representative of any person or entity, directly or indirectly interfere with any of the Company’s relationships with its customers and vendors. Employee shall not induce or encourage, directly or indirectly, any customer, client, or vendor to stop doing business with the Company or in inducing or encouraging the customer to not retain the services of the Company.

9.	Injunctive Relief. Employee acknowledges and agrees that irreparable damages and injury to the Company will result from Employee’s breach of the promises contained in Paragraphs 3, 6, 7, and/or 8. Accordingly, Employee’s breach of Paragraphs 3, 6, 7, and/or 8 shall give the Company the right to obtain a temporary restraining order and preliminary or permanent injunction enjoining Employee from violating this Agreement in order to prevent immediate and irreparable harm to the Company. Additionally, under such circumstances, Employee will reimburse the Company for any and all reasonable attorney fees and costs incurred by the Company in enforcing this Agreement.

10.	Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. However, the provisions of this Agreement shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, acquisition or otherwise, unless otherwise agreed to by the Employee and the Company.

11.	Amendments to the Agreement. This Agreement may be amended only in writing by an agreement executed by both parties hereto.

12.	Severability. If a Court or arbitrator of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the validity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

13.	Choice of Law. This Agreement shall be governed by the law of the State of Texas.

14.	Arbitration. Excepting the right of the Company to seek such injunctive relief, all claims and matters in question arising out of this Agreement or the relationship between the parties created by this Agreement, whether sounding in contract, tort, a statutory cause of action or otherwise, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act. This arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with the AAA’s Employment Rules. There shall be one arbitrator. All filing fees and expenses of the arbitrator shall be borne by the Company, except that each party shall be responsible for its own attorney fees, expenses, witness fees, and costs. All proceedings held by the arbitrator shall be in the city where the employee last worked for the Company.

15.	Additional Terms. The additional terms set forth in Exhibit B, if any, are incorporated by reference into this Agreement.

16.	Entire Agreement. This Agreement, including the Exhibits attached hereto, contains the entire agreement of the parties hereto and supersedes any and all prior agreements between the parties regarding the subject matters contained herein.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

In witness hereof, the parties hereto have executed this Agreement as of the day and year above written.

EMPLOYEE:

/s/ Mark W. Roenigk

Printed Name: Mark W. Roenigk
Date: 11-20-2009

RACKSPACE US, INC.

By:	/s/ Wayne Roberts
Printed Name: Wayne Roberts
Title:	Vice President, Human Resources

Exhibit A

Compensation

Thursday, November 12, 2009

Mark W. Roenigk

8370 Cinnamon Ridge Lane

Reno, NV 89523

Dear Mark,

We are pleased to extend you an offer to join Rackspace as Senior Vice President, Operations and Chief Operating Officer to start on December 14, 2009, reporting to Lanham Napier. Please note that the following offer is made contingent on your passing the

Company’s pre-employment screening process, which includes a criminal background check, education verification and reference check.

We are offering you a bi-weekly salary of $13,461.54 which is $350,000.00 annualized. In addition to your annual pay, you will have an opportunity to earn up to 50% of your salary with the Semi-Annual Rackspace Bonus Plan.

You will be awarded Options to purchase 100,000 shares of Common Stock in our parent corporation, Rackspace Hosting, Inc., pending final approval of our Compensation Committee with an exercise price equal to the closing price as of the date on which the Compensation Committee grants the options in accordance with our equity award policy. It is expected to be within 90 days of your Employment Commencement Date. The Options will be issued pursuant to the Rackspace Hosting, Inc. 2007 Long Term Incentive Plan and our standard form of Stock Option Agreement and will vest over four years in annual installments.

You will be awarded 50,000 Restricted Stock Units (RSU’s) in our parent corporation, Rackspace Hosting, Inc., pending final approval of our Compensation Committee in accordance with our equity award policy. It is expected to be within 90 days of your Employment Commencement Date. The RSU’s will be issued pursuant to the Rackspace Hosting, Inc. 2007 Long Term Incentive Plan and will vest over four years in annual installments.

We are offering you our Fanati-Black relocation package which includes a full pack and move and a lump sum relocation allowance of $58,333.33 (or two months base salary) per our standard relocation policy. These benefits will be administered by our relocation partner, Relocation Synergy. Upon execution of the offer letter and relocation repayment agreement, Relocation

Synergy will contact you to assist you in your relocation. A full summary of relocation benefits is attached.

In addition to the Fanati-Black relocation package, you will receive reimbursement for corporate housing of up to $2,400.00 per month through August 2010. You will also receive reimbursement for travel between San Antonio, TX and your home in Reno, NV for two round trips per month up to $1,500.00 per month through August 2010.

You will also receive a one-time gross sign-on bonus of $50,000.00, payable within two payroll periods of your start date. In the event that you terminate from Rackspace within the first year of employment, whether voluntarily or involuntarily, you agree as a term of your employment that you are legally obligated to and will, reimburse Rackspace for the unearned pro-rata portion of the signing bonus based on the length of completed employment.

The Company also offers an excellent benefits package including medical, dental, disability, life insurance, 401(k), and deferred compensation. You are eligible to begin your participation in our benefits on your hire date.

The contents of this letter do not form an employment contract or alter your at-will employment status. All Company personnel are at-will employees. This means that either the Company or the employee may terminate the employment relationship at any time, for reason or no reason. Only the Chief Executive Officer may enter into any agreement to the contrary, whether verbal or written, with any employee. If the Chief Executive Officer should choose to enter into an agreement to the contrary, it must be a written agreement signed by him to be valid.

Again, I am please to represent Lanham Napier in offering you the opportunity to join Rackspace.

Sincerely,

Paul M. Norman

Director of Recruiting, Rackspace Hosting, Inc.

Exhibit B

Additional Terms

Severance Benefit. If you are terminated without Cause within your first 12 months of employment, in addition to any accrued but unpaid base salary, accrued vacation and unpaid business expense reimbursements (the “Accrued Obligations”) the Company agrees to provide severance payment in the amount equal to 12 months of your base salary, payable in 12 equal monthly installments. Upon termination of employment for any other reason, including in the event of your death or disability, the Company’s obligation shall be limited to the Accrued Obligations.

If you are terminated without Cause following your first 12 months of employment, in addition to any accrued but unpaid base salary, accrued vacation and unpaid business expense reimbursements (the “Accrued Obligations”) the Company agrees to provide severance payment in the amount equal to 6 months of your base salary, payable in 6 equal monthly installments. Upon termination of employment for any other reason, including in the event of your death or disability, the Company’s obligation shall be limited to the Accrued Obligations.

For purposes of this Agreement, the term “Cause” shall mean (a) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an affiliate, (b) gross negligence or willful misconduct with respect to the Company or an affiliate. The Board of Directors of Rackspace Hosting, Inc. (the Company’s parent company) or its delegate, in its absolute discretion, shall determine the effect of all matters and questions relating to whether you have been discharged for Cause.